Exhibit 99.1

BBX Capital Corporation’s Board

Approves Share Repurchase Program

FORT LAUDERDALE, Florida – June 15, 2017, BBX Capital Corporation (“BBX Capital” or the “Company”) (OTCQX: BBXT; BBXTB) announced today that its Board of Directors has approved a share repurchase program which authorizes the repurchase of a total of up to 5,000,000 shares of the Company’s Class A and Class B Common Stock at an aggregate cost of no more than $35 million. The share repurchase program is in lieu of any additional share repurchases authorized under the Company’s prior share repurchase program which was approved by the Company’s Board of Directors during September 2009. The current program, like the prior program, authorizes the Company, in management’s discretion, to repurchase shares from time to time subject to market conditions and other factors.

About BBX Capital Corporation:

BBX Capital Corporation (OTCQX: BBXT; BBXTB), formerly BFC Financial Corporation, is a diversified holding company whose principal activities are its ownership of Bluegreen Corporation and, through its Real Estate and Middle Market Divisions, the acquisition, ownership and management of joint ventures and investments in real estate and real estate development projects and middle market operating businesses.

About Bluegreen Corporation:

Bluegreen, founded in 1966 and headquartered in Boca Raton, Florida, is a sales, marketing and management company, focused on the vacation ownership industry. Bluegreen manages, markets and sells the Bluegreen Vacation Club, a flexible, points-based, deeded vacation ownership plan with more than 200,000 owners, 66 owned or managed resorts, and access to more than 4,300 resorts worldwide. Bluegreen also offers a portfolio of comprehensive, fee-based resort management, financial services, and sales and marketing services, to or on behalf of third parties.

As of March 31, 2017, BBX Capital had total consolidated assets of $1.4 billion, shareholders' equity of $477.9 million, and total equity of $521.6 million.

For further information, please visit:

BBX Capital: www.BBXCapital.com

Bluegreen Corporation: www.BluegreenVacations.com

BBX Capital Corporation Contact Info:

Investor Relations: Leo Hinkley, Managing Director, Investor Relations Officer

954-940-5300

Email: LHinkley@BBXCapital.com

Media Contact:

Kip Hunter Marketing, 954-765-1329

Jodi Goldstein / Nicole Lewis

Email: jodi@kiphuntermarketing.com, nicole@kiphuntermarketing.com

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This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. All opinions, forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements. The forward looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and involve substantial risks and uncertainties,  including, but not limited to, the amount of shares, if any, which may be repurchased by the Company in the future, the value of any shares repurchased by the Company, the timing of any share repurchases, and the availability of funds for the repurchase of shares. In addition to the risks and factors identified above, reference is also made to other risks and factors detailed in reports filed by the Company with the Securities and Exchange Commission, including the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 and Annual Report on Form 10-K for the year ended December 31, 2016, which may be viewed on the SEC's website,  www.sec.gov,  or on BBX Capital’s website, www.BBXCapital.com. BBX Capital cautions that the foregoing factors are not exclusive.